Exhibit 3

Rinker Group Limited
Quarterly Financial Information
Second Quarter of Year Ended 31 March 2007

Important: Quarterly results are unaudited.  Results are shown under A-IFRS.

(Year ended 31 March 2007)	US$ million footnote 1
	Jun Qtr	Sept Qtr	Dec Qtr	Mar Qtr
	2006	2006	2006	2007
Rinker group
Revenue	1,458	1,407
EBITDA[2]	378.1	381.6
Depreciation	52.6	53.9
Amortisation	1.7	2.0
EBIT[2]	323.8	325.7
PAT[2]	205.8	204.6

Diluted EPS (cents per ord. share)	22.7	22.6
Diluted EPS per ADR (1 ADR = 5 ord. shares)	113.3	113.0
Diluted No. of shares for EPS calc. (million)	908.3	904.9

Free Cash Flow[3]	147.2	123.0

Net Debt[4]	253	1,070
Gearing (Net Debt/Net Debt+Equity)[5]	9.3%	32.4%

Average exchange rate (A$1=US$)[6]	0.7521	0.7585

(Year ended 31 March 2006)	US$ million footnote 1
	Jun Qtr	Sept Qtr	Dec Qtr	Mar Qtr
	2005	2005	2005	2006
Rinker group
Revenue	1,240	1,311	1,242	1,316
EBITDA[2]	335.4	334.8	300.5	383.8
Depreciation	46.0	47.3	47.6	49.7
Amortisation	4.9	5.1	4.3	4.0
EBIT[2]	284.5	282.4	248.6	330.1
PAT[2]	181.0	184.5	160.7	214.0

Diluted EPS (cents per ord. share)	19.3	19.9	17.5	23.6
Diluted EPS per ADR (1 ADR = 5 ord. shares)	96.5	99.3	87.5	117.7
Diluted No. of shares for EPS calc. (million)	937.9	929.2	917.7	909.1

Free Cash Flow[3]	172.7	154.8	252.8	98.3

Net Debt[4]	162	275	302	361
Gearing (Net Debt/Net Debt+Equity)[5]	5.9%	9.5%	10.7%	11.9%

Average exchange rate (A$1=US$)[6]	0.7679	0.7550	0.7393	0.7310

Rinker Group Limited
Quarterly Financial Information

(Year ended 31 March 2007)	US$ millionfootnote 1
	Jun Qtr	Sept Qtr	Dec Qtr	Mar Qtr
	2006	2006	2006	2007

Segment Revenue
Aggregate	316	298
Cement	142	130
Concrete, block, asphalt	659	596
Concrete pipe and products	153	154
Other	104	97
Intercompany eliminations	(203)	(179)
Rinker Materials	1,171	1,096
Readymix ($US)	287	310
Readymix ($A)	382	409
Consolidated Rinker group	1,458	1,407

Segment EBIT
Aggregate	79.4	81.6
Cement	39.7	41.9
Concrete, block, asphalt	118.0	109.6
Concrete pipe and products	39.7	42.9
Other	12.0	11.5
Rinker Materials	288.8	287.5
Readymix ($US)	37.9	41.7
Readymix ($A)	50.4	55.0
Corporate	(2.9)	(3.6)
Consolidated Rinker group	323.8	325.7

Segment Depreciation and Amortisation
Aggregate	15.4	16.2
Cement	3.6	3.6
Concrete, block, asphalt	15.1	15.8
Concrete pipe and products	6.2	6.2
Other	1.5	1.6
Rinker Materials	41.8	43.3
Readymix ($US)	12.5	12.6
Readymix ($A)	16.6	16.6
Consolidated Rinker group	54.2	55.9

Segment EBITDA
Aggregate	94.8	97.8
Cement	43.3	45.5
Concrete, block, asphalt	133.1	125.4
Concrete pipe and products	45.9	49.1
Other	13.5	13.0
Rinker Materials	330.6	330.8
Readymix ($US)	50.4	54.4
Readymix ($A)	67.0	71.6
Corporate	(2.9)	(3.6)
Consolidated Rinker group	378.1	381.6

Rinker Group Limited
Quarterly Financial Information

(Year ended 31 March 2006)	US$ millionfootnote 1
	Jun Qtr	Sept Qtr	Dec Qtr	Mar Qtr
	2005	2005	2005	2006

Segment Revenue
Aggregate	256	272	267	279
Cement	110	122	115	140
Concrete, block, asphalt	508	553	529	590
Concrete pipe and products	145	148	141	142
Other	89	90	91	101
Intercompany eliminations	(152)	(166)	(161)	(179)
Rinker Materials	956	1,019	982	1,073
Readymix ($US)	283	292	261	243
Readymix ($A)	369	387	352	332
Consolidated Rinker group	1,240	1,311	1,242	1,316

Segment EBIT
Aggregate	62.1	66.9	62.3	71.3
Cement	31.8	34.3	30.2	46.2
Concrete, block, asphalt	80.3	99.9	83.5	110.6
Concrete pipe and products	34.2	34.1	29.4	35.5
Other	37.5	6.0	7.7	15.2
Rinker Materials	245.8	241.2	213.1	278.9
Readymix ($US)	41.1	44.4	38.5	55.1
Readymix ($A)	53.5	58.8	52.0	72.3
Corporate	(2.4)	(3.2)	(3.0)	(3.9)
Consolidated Rinker group	284.5	282.4	248.6	330.1

Segment Depreciation and Amortisation
Aggregate	14.8	15.4	15.8	16.3
Cement	3.4	3.8	3.4	3.5
Concrete, block, asphalt	12.3	12.7	13.1	14.3
Concrete pipe and products	6.1	6.2	6.3	6.2
Other	1.3	1.4	1.4	1.6
Rinker Materials	37.9	39.5	39.9	41.9
Readymix ($US)	13.0	12.8	12.0	11.9
Readymix ($A)	16.9	17.0	16.2	16.2
Consolidated Rinker group	50.9	52.4	51.9	53.8

Segment EBITDA
Aggregate	76.9	82.3	78.0	87.6
Cement	35.1	38.1	33.6	49.6
Concrete, block, asphalt	92.6	112.6	96.6	124.9
Concrete pipe and products	40.3	40.4	35.7	41.8
Other	38.8	7.4	9.1	16.8
Rinker Materials	283.7	280.7	253.1	320.7
Readymix ($US)	54.1	57.3	50.4	67.0
Readymix ($A)	70.4	75.9	68.2	88.5
Corporate	(2.4)	(3.2)	(3.0)	(3.9)
Consolidated Rinker group	335.4	334.8	300.5	383.8

Footnotes

1.                                       All quarterly results are unaudited.

Rinker’s US and Australian subsidiaries each generate virtually all revenue and incur all costs in their local currency.  As a result, directors believe their performance is best measured in their local currency.  At the group level, Rinker Materials represents around 80% of group result.  As a result, US$ performance represents the most appropriate measure of Rinker’s performance and value.  Under A-IFRS, Rinker’s selected reporting currency is US$, although Readymix results will continue to be disclosed in both US$ and A$.

2.                                       PAT represents the Net profit attributable to members of Rinker Group Limited.  EBIT represents Profit before finance and income tax expense.  EBITDA represents EBIT prior to Depreciation and Amortisation.

3.                                       Free Cash Flow represents Net cash from operating activities less (1) operating capital expenditure included in cash flows from purchase of property, plant and equipment, (2) interest paid and (3) payments for shares held in trust under long-term incentive plans.

	US$ million
Quarter ended 30 September	2006	2005
Profit before finance and income tax expense	325.7	282.4
Depreciation and amortisation	55.9	52.4
Net income tax (paid)	(192.0)	(104.7)
Change in working capital	7.2	(14.0)
(Profit)/loss on asset sales	(0.8)	(2.0)
Interest received	4.0	4.9
Other	(3.8)	29.7
Net Cash from operating activities	196.1	248.6
Operating capital expenditure	(59.1)	(50.8)
Interest paid	(14.2)	(20.2)
Payments for shares held in trust	0.3	(22.9)
Free Cash Flow	123.0	154.8

Capital expenditure summary:
Operating capital expenditure	(59.1)	(50.8)
Developmental capital expenditure	(60.5)	(35.1)
Total purchase of property plant and equipment	(119.6)	(85.9)
Purchase of businesses	(10.2)	(1.2)
Total capital expenditure	(129.9)	(87.1)

4.                                       Net Debt represents current and non-current borrowings less cash and cash equivalents.

	US$ million
	30 Sept	31 March
As at	2006	2006
Current borrowings	9.5	5.4
Non-current borrowings	1,259.0	645.2
Less: Cash and cash equivalents	(198.4)	(289.1)
Net Debt	1,070.1	361.5

5.                                       Gearing/leverage represents (a) Net Debt divided by Equity and (b) Net Debt divided by Net Debt plus Equity.

	US$ million
	30 Sept	31 March
As at	2006	2006
Net Debt	1,070.1	361.5
Equity	2,236.5	2,687.3
Gearing/leverage (Net Debt/Equity)	47.8%	13.5%
Gearing/leverage (Net Debt/Net Debt+Equity)	32.4%	11.9%

6.                                       This represents the average exchange rate used to translate Readymix A$ results into US$ during the quarter.